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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                OCTOBER 4, 2001
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                        (Date of earliest event reported)


                                   MCSi, INC.
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             (Exact name of registrant as specified in its charter)


MARYLAND                               000-21561               31-1001529
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(State or other jurisdiction    (Commission File Number)     (IRS Employer
of incorporation)                                          Identification No.)



4750 HEMPSTEAD STATION DRIVE, DAYTON, OHIO                         45429
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(Address of principal executive offices)                         (Zip Code)


                                 (937) 291-8282
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              (Registrant's telephone number, including area code)


                                 NOT APPLICABLE
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              (Former name, former address and former fiscal year,
                         if changed since last report)


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ITEM 5. OTHER EVENTS

On October 4, 2001, MCSi, Inc. ("MCSi") entered into an Agreement and Plan of Reorganization with Zengine, Inc. ("Zengine") (the "Merger Agreement") which provides for MCSi to purchase all outstanding shares of common stock of Zengine not already owned by MCSi. Currently, MCSi owns approximately 58.5% of Zengine's outstanding shares.

The Merger Agreement was signed by the parties after almost three weeks of discussions and negotiations between the companies. MCSi presented a preliminary proposal to the independent members of the Zengine Board of Directors on September 11, 2001, which was clarified in a letter on September 18, 2001. Final agreement as to the terms and conditions of the proposal was accomplished on the evening of October 3, 2001.

Under the terms of the Merger Agreement, MCSi will issue 0.2259 shares of MCSi common stock for each outstanding share of Zengine common stock not already owned by MCSi. MCSi will commence the transaction with a tender offer for all outstanding shares of Zengine which will be followed by the merger of Zengine into MCSi. Based on the agreed upon exchange ratio, MCSi will issue 1.45 million shares valued at $24.4 million based on MCSi's closing stock price of $16.83 on October 4, 2001. The transaction is expected to be accretive to MCSi's earnings in 2002. Based on the $16.83 stock price for a share of MCSi common stock, the exchange ratio represents a value of $3.80 per share for each share of Zengine. The exchange offer will be subject to certain conditions and is expected to commence in mid-October, subject to the preparation and filing of the necessary exchange offer materials with the Securities and Exchange Commission.

The Merger Agreement has been approved by the Board of Directors of both MCSi and Zengine and by a special committee of the Board of Directors of Zengine, comprised of Zengine's independent outside directors.

The Merger Agreement also provides that if MCSi holds at least 90 percent of the outstanding Zengine shares following completion of the tender offer, it may effect a "short-form" merger of Zengine with and into MCSi. The consideration to be given to Zengine stockholders in the merger would be the same as the consideration received by tendering stockholders in the tender offer.

A copy of the Merger Agreement, the letters dated, September 11, 2001 and September 18, 2001, to Zengine containing MCSi's preliminary proposal, and the press release, dated October 5, 2001, are attached hereto as Exhibits 2.1, 99.1,
99.2 and 99.3, respectively, and are incorporated herein by reference.


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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      Financial Statements.

                  Not Applicable.

         (b)      Pro Forma Financial Information.

                  Not Applicable

         (c)      Exhibits:

                    2.1    Agreement and Plan of Reorganization dated as of October 4, 2001 by and between MCSi and Zengine.*

                   99.1    Letter dated September 11, 2001 to the Zengine Board of Directors containing the MCSi preliminary proposal.*

                   99.2    Letter dated September 18, 2001 to the Zengine Board of Directors clarifying the MCSi preliminary proposal.*

                   99.3    Press Release dated October 5, 2001 announcing the agreement.*

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                   *  Incorporated by reference to the Schedule 13D/A filed by
                      MCSi on October 5, 2001 with respect to the Zengine common stock.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MCSi, INC.


Date: October 5, 2001                       By:    /s/ IRA H. STANLEY
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                                                   Ira H. Stanley
                                                   Chief Financial Officer